Exhibit 8.1

May 11, 2010

América Móvil, S.A.B. de C.V.

Lago Alberto 366

Colonia Anáhuac

Edificio Telcel I, Segundo Piso

11320 México, D.F., México

Ladies and Gentlemen:

We have acted as special counsel for América Móvil, S.A.B. de C.V. (“América Móvil”), in connection with the Exchange Offer. The “Exchange Offer” refers to América Móvil’s concurrent offers (1) to purchase all of the outstanding Series A-1 Shares of Carso Global Telecom, S.A.B. de C.V. (“CGT”) including American Depositary Shares (“ADSs”) representing such Series A-1 Shares, for Series L Shares of América Móvil or ADSs representing such Series L Shares and (2) to exchange or purchase Series A and Series L Shares of Telmex Internacional, S.A.B. de C.V. (“TII”) including ADSs representing such Series A and Series L Shares, for cash, Series L Shares of América Móvil or ADSs representing such Series L Shares.

At your request, and in connection with the Registration Statement on Form F-4 filed with the Securities and Exchange Commission in connection with the Exchange Offer (the “Registration Statement”) and the CGT Letter of Transmittal and Addendum (“CGT LOT”) delivered to CGT shareholders, we are rendering our opinion concerning certain U.S. federal income tax consequences of the Exchange Offer. For purposes of the opinion set forth below, we have relied, with the consent of América Móvil, upon the accuracy and completeness of the factual statements and representations (which statements and representations we have neither investigated nor verified) contained in a letter from an officer of América Móvil dated the date hereof (“Representation Letter”), and have assumed that such factual statements and representations will be accurate and complete as of the date of the Exchange Offer. We have also relied upon the accuracy of the Registration Statement and the CGT LOT.

América Móvil, S.A.B. de C.V., p. 2

We have also assumed that the transactions contemplated by the Registration Statement and the CGT LOT will be consummated in accordance therewith and as described therein (and no transaction or condition described therein and affecting this opinion will be waived by any party). If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Registration Statement, CGT LOT and the Representation Letter, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, it is our opinion, under currently applicable U.S. federal income tax law, that the Exchange Offer should constitute a transaction described in Section 351(a) of the Code. We express no opinion on any issue relating to the tax consequences of the Exchange Offer other than that set forth above. Our opinion is based upon the Code, published judicial decisions, administrative regulations and published rulings and procedures as in existence on the date hereof. Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, could affect our opinion. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position. We undertake no responsibility to advise you of any future change in the matters stated herein or in the federal income tax laws or the application or interpretation thereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. We are furnishing this opinion solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ WILLIAM L. MCRAE
William L. McRae, a Partner